COUNTRYWIDE CREDIT INDUSTRIES, INC.
                 AMENDED AND RESTATED DEFERRED COMPENSATION PLAN
                (AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1998)


                                 FIRST AMENDMENT

The  Countrywide   Credit   Industries,   Inc.  Amended  and  Restated  Deferred
Compensation Plan (amended and restated effective January 1, 1998) shall be further amended as follows, effective January 1, 1999.

1. Section 5.1 shall be amended in its entirety to read as follows:
              Retirement Benefits. Subject to the Deduction Limitation, a Participant who Retires or who attains "Rule of 105 Status" (as hereafter defined) shall receive as a Retirement Benefit his or her Account Balance provided that no payment shall be made to or in respect of any Participant prior to April 1, 1999, on account of attainment of Rule 105 of Status. For purposes of the Plan, a Participant attains Rule of 105 Status when while employed by an Employer the sum of his or her age and Years of Service equals 105.

2. Section 5.2 shall be amended in its entirety to read as follows:
              Payment of Retirement Benefit. A Participant, in connection with his or her commencement of participation in the Plan, shall elect on an Election Form to receive the Retirement Benefit in a lump sum or pursuant to a Monthly Installment Method of 60, 120 or 180 months. The Participant may annually change his or her election to an allowable alternative payout by submitting a new Election Form to the Committee; provided that any Election Form must be submitted at least one year prior to the Participant's Retirement or attainment of Rule of 105 Status, as the case may be, and such Form is accepted by the Committee in its sole discretion; provided, further, that in the case of any Participant attaining Rule of 105 Status prior to April 1, 2000, such Election Form must be submitted prior to April 1, 1999, or if later, the date the Participant attains Rule of 105 Status, and shall be given effect the date that is one year after such Election Form is submitted and accepted by the Committee. The Election Form most recently accepted by the Committee shall govern the payout of the Retirement Benefit. If a Participant does not make any election with respect to the payment of the Retirement Benefit, then such benefit shall be payable in a lump sum. The lump sum payment shall be made, or installment payments shall commence, no later than 60 days following the earlier of (a) the date the Participant
              Retires, or (b) the date the Participant attains Rule of 105 Status, or, if later, one year following the date the Participant submits and the Committee accepts a revised Election Form as described above. Any payment made shall be subject to the Deduction Limitation.

3. Section 3.5 shall be amended in its entirety to read as follows:
              Annual Company Contribution Amount. For each Plan Year, an Employer, in its sole discretion, may, but is not required to, credit any amount it desires to any Participant's Company Contribution Account under this Plan, which amount shall be for that Participant the Annual Company Contribution Amount for that Plan Year. The amount so credited to a Participant may be smaller or larger than the amount credited to any other Participant, and the amount credited to any Participant for a Plan Year may be zero, even though one or more other Participants receive an Annual Company Contribution Amount for that Plan Year. The Annual Company Contribution Amount, if any, shall be credited as of the first day of the Plan Year. Commencing with contributions made on or after March 1, 1999, a Participant shall vest in the Annual Company Contribution Amount at the same time he or she vests in the Countrywide Credit Industries, Inc.
              Supplemental Executive Retirement Plan Benefit.

    IN WITNESS WHEREOF, this instrument of amendment is executed this ________ day of _______________, 1999.